Exhibit 3.2
BYLAWS OF
COUNTRYWIDE FINANCIAL CORPORATION
ARTICLE I
MEETINGS OF STOCKHOLDERS
     Section 1.1 Annual Meeting. Unless a different date is designated by the Board of Directors, or unless action is taken without a meeting by consent of the stockholders, the annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the fourth Wednesday in April at the main office of the Corporation or any other convenient place the Board of Directors may designate.
     Section 1.2 Action Without Meeting. Action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting and without action by the Board of Directors if the action is taken by all the shareholders entitled to vote on the matter.
ARTICLE II
BOARD OF DIRECTORS
     Section 2.1 General Powers. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.
     Section 2.2 Number of Election. The Board of Directors shall consist of not less than three nor more than thirteen directors, the exact number within the minimum and maximum limits to be determined from time to time by the Board or by the stockholders. Directors shall hold office until their resignation, removal, retirement, death, disqualification, or until their successor is elected and has qualified.
     Section 2.3 Vacancies. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by action of the stockholders or by the affirmative vote of a majority of the remaining directors though such majority be less than a quorum of the Board.
     Section 2.4 Regular Meetings. The Board of Directors may hold a regular meeting at such time and place as the Board may from time to time determine. Regular meetings may be held without notice.
     Section 2.5 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President, the Secretary, or any two directors. Notice of the time and place of each special meeting shall be given orally or in writing to each director in advance of the meeting. Any director may waive notice of any meeting, and attendance at or participation in any meeting shall constitute a waiver of notice of such meeting unless the director objects at the beginning of the meeting, or promptly upon arrival, to holding it or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
     Section 2.6 Quorum. A majority of the number of directors fixed in these Bylaws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum is not present, a majority of those in attendance may adjourn the meeting from time to time until a quorum is obtained, or may adjourn sine die.
     Section 2.7 Informal Action. The action of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Any action required or permitted to be taken at a meeting of directors may be taken without a meeting if one or more written consents stating the action taken are signed before or after such action. Such written consent shall have the same force and effect as a unanimous vote.
     Section 2.8 Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors when any matter is taken is deemed to have assented to the action taken unless the director votes against or abstains from the action taken, or unless at the beginning of the meeting or promptly upon arrival the director objects to the holding of the meeting or transacting specified business at the meeting. Any such dissenting votes, abstentions or objections shall be entered in the minutes of the meeting.
ARTICLE III
COMMITTEES
     Section 3.1 Membership. Except for those duties which by law or regulation must be performed by a least a majority of the full Board of Directors, the performance of such duties as the Board deems appropriate may be assigned to one or more committees. Each committee shall have the authority of the Board to the full extent provided in these Bylaws or as otherwise determined by the Board. Except as otherwise provided in these Bylaws, membership of each committee shall be established from time to time by the Board of Directors and may include in whole or in part individuals who are not members of the Board and individuals who are not employees of the Corporation. All members of committees shall serve at the pleasure of the Board of Directors.
     Section 3.2 Notice. Unless a committee shall provide otherwise, it shall not be necessary to give notice of any of its regular meetings. Special meetings may be held on call by the chairman of the committee, or any two members of the committee, or in such manner as provided in these Bylaws for calling special meetings of the Board of Directors if not so prescribed.

     Section 3.3 Compensation and Management Compensation Committees. Notwithstanding any other provision of these Bylaws, the Compensation Committee and the Management Compensation Committee of Bank of America Corporation shall be the Compensation Committee and the Management Compensation Committee of this Corporation, and each shall have full and complete authority to act for and on behalf of this Corporation in the exercise of the authority granted to it by the Bylaws and the Board of Directors of Bank of America Corporation.
     Section 3.4 Informal Action. Any action that may be taken at a meeting of a committee of the Board of Directors may also be taken without a meeting in accordance with the procedures applicable to actions taken by the full Board.
ARTICLE IV
OFFICERS
     Section 4.1 Officers. The officers of the Corporation shall include a Chairman of the Board, a President, a Secretary, a Treasurer and such other officers as appointed, from time to time, by the Board of Directors or in accordance with the authority vested under Section 3.3 of these Bylaws. Additionally, the Chairman of the Board and the President shall have the power to appoint and to delegate the power to appoint such officers as they may deem appropriate.
     Section 4.2 Term. Each officer of the Corporation shall serve at the pleasure of the Board of Directors, and the Board may remove any officer at any time with or without cause. Any officer, if appointed by the Compensation Committee, the Management Compensation Committee, or by another officer of the Corporation, may likewise be removed by such Committee or an officer of the Corporation.
     Section 4.3 Authority and Duties. All officers of the Corporation shall have such authority and perform such duties in the management of the property and affairs of the Corporation as generally pertain to their respective offices, as well as such authority and duties as may be determined by the Board of Directors, the Compensation Committee, the Management Compensation Committee, the Chairman of the Board, or the President.
     Section 4.4 Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, contracts, checks, notes, drafts, loan documents, letters of credit, master agreements, swap agreements, guarantees of signatures, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, attested, delivered or accepted on behalf of the Corporation by the Chairman of the Board, the President, the Treasurer, any Vice President, any Assistant Vice President, or any individual who is listed on the Corporation’s Officer’s payroll file in a position equal to any of the aforementioned officer positions, or such other officers, employees or agents as the Board of Directors or any of such designated officers or individuals may direct. The provisions of this Section 4.4 are supplementary to any other provision of these Bylaws.
     Section 4.5 Employees Other Than Officers. Subject to the authority of the Board of Directors, the Compensation Committee and the Management Compensation Committee, the Chairman of the Board, the President, or any Corporation officer authorized by either of such Committees, the Chairman of the Board, or the President, may employ such agents and employees other than officers as such Committee or officer may deem advisable for the prompt and orderly transaction of the business of the Corporation, define their duties, fix their compensation and dismiss them.
ARTICLE V
CERTIFICATES FOR SHARES AND THEIR TRANSFER
     Section 5.1 Form and Signatures. Shares of the Corporation may but need not be represented by certificates. Any certificates evidencing shares of the Corporation shall be signed by the Chairman of the Board, the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, or any other officers authorized by a resolution of the Board of Directors, and may but need not be sealed by the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles.
     Section 5.2 Transfer of Shares. Assignment or transfer of shares of the Corporation shall be made only on the books of the Corporation, and any assignment or transfer shall be made at the direction of the holder of record thereof or by the legal representative of the holder of record.
ARTICLE VI
MISCELLANEOUS PROVISIONS
     Section 6.1 Shares of Other Corporations. The Chairman of the Board, the President, the Secretary, the Treasurer, or such other officers, employees or agents as the Board of Directors or such designated officers may direct are authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporations or associations standing in the name of the Corporation. The authority herein granted to said individual to vote or represent on behalf of the Corporation any and all shares held by the Corporation in any other corporations or associations may be exercised either by the individual in person or by any duly executed proxy or power of attorney.

     Section 6.2 Seal. The Secretary, an Assistant Secretary, or any person authorized to execute instruments in accordance with Section 4.4 shall have the authority to affix any corporate seal, or a facsimile thereof, to any document requiring a seal and to attest the same.
     Section 6.3 Electronic Meetings. Subject to the requirements of these Bylaws or the Corporation’s charter for notice of meetings, shareholders, members of the Board of Directors, or members of any committee designated by such Board, may participate in and hold a meeting of such shareholders, Board of Directors, or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear or otherwise communicate with each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a person participants in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     Section 6.4 Amendments. These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board of Directors or by the stockholders, but Bylaws made by the stockholders may prescribe that any Bylaws adopted by them shall not be altered, amended or repealed by the Board of Directors.
July 1, 2008